PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 51 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                           February 18, 1998
                                                                Rule 424(b)(3)

                Morgan Stanley, Dean Witter, Discover & Co.
                        MEDIUM-TERM NOTES, SERIES C
                        Senior Floating Rate Notes

                               ------------

               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

               Under the Taxpayer Relief Act of 1997, with respect to an individual, the long-term capital gain, if any, recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.


Principal Amount:   $200,000,000

Maturity Date:      February 23, 2001; provided that if such day is not a
                    Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual
  Date:             February 23, 1998

Interest Payment
  Dates: Each February 23, May 23, August 23 and November 23, commencing May 23, 1998; provided that the final Interest Payment Date will be the Maturity Date. If any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the next preceding day that is a Business Day

Initial Interest
  Rate: To be determined two London Banking Days prior to the date of issuance

Base Rate:          LIBOR

Index Maturity:     3 Months

Spread (Plus or
  Minus):           Plus 0.10% per annum

Index Currency:     U.S. Dollars

Interest Payment
  Period:           Quarterly

Specified Currency: U.S. Dollars

Issue Price:        At par or at variable prices. See "Plan of
                    Distribution" below.

Settlement Date
  (Original Issue
  Date):            February 23, 1998

Initial Interest
  Reset Date:       May 23, 1998, or if such day is not a Business Day,
                    the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest Reset Date shall be the next preceding day that is a Business Day

Interest Reset
  Dates:            Same as Interest Payment Dates

Interest Reset
  Period:           Quarterly

Interest
  Determination
   Dates:           Two London Banking Days prior to each Interest Reset Date

Reporting Service:  Telerate (Page 3750)

Book Entry Note or
  Certificated
  Note:             Book Entry Note

Senior Note or
  Subordinated
  Note:             Senior Note

Agent:              Morgan Stanley & Co. Incorporated

Calculation Agent:  The Chase Manhattan Bank

Minimum
  Denomination:     $1,000

CUSIP:              61745ELU3
                                                      (continued on next page)

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER

(continued from previous page)

Plan of
  Distribution:     On February 18, 1998, the Agent agreed to purchase
                    as principle the Notes from the Company, which Notes were reoffered to investors at par or at variable prices at the time of such resale.